Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS

OF

SERIES 2 CONVERTIBLE PREFERRED STOCK

OF

CLOUDASTRUCTURE, INC.

(Pursuant to Section 242 of the

Delaware General Corporation Law)

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), Cloudastructure, Inc. (the “Corporation”), a corporation organized and existing under the DGCL, does hereby certify that:

1.       The Corporation’s Second Amended and Restated Certificate of Incorporation (as amended, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 24, 2024. The Certificate of Incorporation authorizes the Corporation’s Board of Directors (the “Board of Directors”) to issue shares of preferred stock, par value $0.0001 per share, in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof.

2.       The Board of Directors previously adopted a resolution authorizing the creation and issuance of a series of preferred stock designated as Series 2 Convertible Preferred Stock, and an Amended and Restated Certificate of Designations of Preferences and Rights of Series 2 Convertible Preferred Stock (the “Amended and Restated Certificate of Designations”) was filed with the Secretary of State of the State of Delaware on June 29, 2026.

3.       On July 28, 2026, the Board of Directors duly adopted a resolution approving and authorizing this Certificate of Amendment to the Amended and Restated Certificate of Designations (this “Certificate of Amendment”).

4.       On July 28, 2026, the holders of a majority of the then outstanding shares of Series 2 Convertible Preferred Stock, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL, approved and adopted this Certificate of Amendment, as required by Section 11(a) of the Amended and Restated Certificate of Designations.

5.       Pursuant to Article IV(b)(iii)(B) of the Certificate of Incorporation, the holders of the Class A Common Stock and Class B Common Stock are not entitled to vote on this Certificate of Amendment because it relates solely to the terms of one or more outstanding series of Preferred Stock, and the holders of such affected series are entitled to vote thereon pursuant to the Amended and Restated Certificate of Designations and the DGCL.

6.       This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

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NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and the DGCL, the Amended and Restated Certificate of Designations is hereby amended as follows:

AMENDMENT

1.       Section 7 of the Amended and Restated Certificate of Designations is hereby amended by adding a new subsection (f) immediately following the existing subsection (e), to read in its entirety as follows:

“(f)     Adjustment for Stock Splits, Stock Dividends, Combinations and Similar Events. If, at any time while any shares of Series 2 Stock remain outstanding, the Corporation effects, or fixes a record date for, any stock split, reverse stock split, stock dividend, subdivision, combination, reclassification, recapitalization or other similar transaction with respect to the Class A Stock that increases or decreases the number of issued and outstanding shares of Class A Stock, then the Fixed Conversion Price in effect immediately before the applicable effective time or record date, as applicable, shall be proportionately adjusted so that the number of shares of Class A Stock issuable upon conversion of the same Conversion Amount immediately after such transaction equals the number of shares of Class A Stock that would have been issuable upon conversion of such Conversion Amount immediately before such transaction, adjusted to give effect to such transaction as if such Conversion Shares had been issued and outstanding immediately before such effective time or record date.

Without limiting the generality of the foregoing, in the event of a reverse stock split or combination of the outstanding shares of Class A Stock, the Fixed Conversion Price shall be increased in the same proportion as the number of issued and outstanding shares of Class A Stock is decreased; and in the event of a stock split, stock dividend or subdivision of the outstanding shares of Class A Stock, the Fixed Conversion Price shall be decreased in the same proportion as the number of issued and outstanding shares of Class A Stock is increased. Any adjustment under this Section 7(f) shall become effective immediately upon the effective time of the applicable reverse stock split, stock split, combination, subdivision, reclassification, recapitalization or similar transaction, or, in the case of any stock dividend or similar distribution of Class A Stock, immediately after the record date for determining holders of Class A Stock entitled to receive such dividend or distribution.

For purposes of calculating any adjustment under this Section 7(f), the Fixed Conversion Price shall be adjusted according to the following formula:

NCP = OCP × (OB / OA)

where:

“NCP” means the Fixed Conversion Price in effect immediately after giving effect to the adjustment;

“OCP” means the Fixed Conversion Price in effect immediately before giving effect to the adjustment;

“OB” means the number of issued and outstanding shares of Class A Stock immediately before giving effect to the applicable transaction; and

“OA” means the number of issued and outstanding shares of Class A Stock immediately after giving effect to the applicable transaction.

For the avoidance of doubt, if the Corporation effects a one-for-N reverse stock split of the Class A Stock, the Fixed Conversion Price shall be multiplied by N. If, as a result of any reclassification, recapitalization or other similar transaction not otherwise addressed by Section 6(b), the Class A Stock is converted into, exchanged for or otherwise changed into the right to receive other securities, cash or other property, then each Series 2 Holder shall thereafter have the right to receive, upon conversion of the Series 2 Stock, the kind and amount of securities, cash or other property that such Series 2 Holder would have received if the Conversion Shares issuable upon conversion of such Series 2 Stock immediately prior to such transaction had been issued and outstanding immediately prior to such transaction, subject to the other terms of this Certificate of Designations. No adjustment under this Section 7(f) shall be deemed to waive, modify or limit any approval, consent or voting right of any Series 2 Holder or Required Holder under this Certificate of Designations, including Section 12(j).

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Whenever the Fixed Conversion Price is adjusted pursuant to this Section 7(f), the Corporation shall promptly deliver to each Series 2 Holder a written notice setting forth the Fixed Conversion Price after such adjustment, a brief statement of the facts requiring such adjustment and the calculation of such adjustment. Failure to deliver such notice shall not affect the automatic operation of any adjustment under this Section 7(f).”

2.       Section 14(h) of the Amended and Restated Certificate of Designations is hereby amended and restated in its entirety to read as follows:

“(h)     “Fixed Conversion Price” means $0.40 per share of Class A Stock, as adjusted from time to time pursuant to Section 7(f) or this Section 14(h). In the event the Corporation issues any Class A Stock or any warrant, option or other right to receive Class A Stock (other than from conversions of Series 1 Stock) at a price per share lower than the Fixed Conversion Price then in effect, then the Fixed Conversion Price shall automatically be reduced to such lower price.”

GENERAL PROVISIONS

This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware. Except as specifically amended hereby, the Amended and Restated Certificate of Designations shall remain in full force and effect and is hereby ratified and confirmed in all respects. In the event of any inconsistency between the provisions of this Certificate of Amendment and the Amended and Restated Certificate of Designations, the provisions of this Certificate of Amendment shall control.

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Amended and Restated Certificate of Designations.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 28th day of July, 2026, and such officer does hereby affirm, under penalties of perjury, that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true.

CLOUDASTRUCTURE, INC.

By:	/s/ James McCormick
Name:	James McCormick
Title	CEO

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